Exhibit 99.01

FOR IMMEDIATE RELEASE                                Contact: David A. Garrison
Website: http://www.arthrt.com                                    (978) 602-1436

March 21, 2011
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES FOURTH QUARTER AND 2010 YEAR END RESULTS
Fitchburg, MA
2010 Highlights

•	Increase of 10% in revenue

•	Increase of 36% in net income per share

•	Recorded initial Predictor® customizable software revenues

•	Completed acquisition of medical device and services company RMDDx Corp.

•	Recorded initial medical services revenue

•	Improved sensor margin from $1.6 million capital equipment investment

•	Restoration of semi-annual dividend

Arrhythmia Research Technology, Inc. (the “Company”) (NYSE AMEX:HRT) and its subsidiaries reported total consolidated revenue of $23,359,283 for the year ended December 31, 2010 and $21,139,774 for the year ended December 31, 2009, an increase of $2,219,509 or 10%. Net income of $515,282 for the year ended December 31, 2010 increased $141,113 from net income of $374,169 for the year ended December 31, 2009. Net income per share for the year ended December 31, 2010 increased $0.05 to $0.19 per share from $0.14 per share in 2009.
For the quarter ended December 31, 2010, total consolidated revenue increased $475,863 to $6,103,367 compared to total consolidated revenue of $5,627,504 for the quarter ended December 31, 2009. Net income for the quarter ended December 31, 2010 decreased to $74,456 from $107,261 for the quarter ended December 31, 2009. Net income per share for the quarter ended December 31, 2010 decreased to $0.03 per share from $0.04 per share in 2009.
James E. Rouse, the Company's President and CEO commented, “We are pleased to announce our year end results for 2010 as the Company continues to grow and evolve. It was an exciting year for the Company as 2010 marked the completion of the customization of our SAECG software, Predictor®, and the execution of a multi-year software license agreement with Nihon Kohden Corporation, which resulted in ART's first revenues from software sales in over a decade. In June, the Company entered the medical device and service sectors with its strategic acquisition of RMDDx Corporation. Net income and earnings per share increased 38% and 36% respectively as compared to 2009, even though the company incurred expenses in 2010 of approximately $900,000 relating to the new business activities in ART and RMDDx.
Our principal wholly-owned operating subsidiary, Micron Products, Inc., continued to face a competitive sensor product market in 2010, which is expected to continue in 2011. However, Micron's cost containment efforts started in 2009, which included significant 2010 investment in new technologies and automated equipment in excess of $1.5 million, resulted in gross margin improvement of 27%. Micron remains committed to the sensor business and intends to continue its programs to reduce costs through technological improvements, automation and innovation. Micron's MIT division experienced a slight decrease in revenue, profit and margin in 2010 as compared to 2009 as a result of lower than expected orders for defense related products. We hope to improve MIT's results in 2011 by investing in sales and engineering personnel to aggressively pursue new business in existing and related markets.

The Company's wholly owned subsidiary, RMDDxUSA Corp., and its Canadian subsidiary, RMDDx Corporation (collectively referred to as WirelessDx) reported its first revenues in the fourth quarter of 2010. WirelessDx has focused its marketing efforts on medical service providers and institutions that benefit from wireless patient monitoring techniques. We expect WirelessDx revenues, expenses and capital expenditures to continue to increase through 2011 as business development and implementation efforts accelerate.
The prospects for ART's SAECG software, Predictor, are improving as we work to expand its licensing arrangements. We continue to provide technical support to the National Institutes for Health (“NIH”) funded investigation into “Risk Stratification in MADIT II Type Patients” using the SAECG software. The study, from which we expect positive results, is scheduled to be completed in late 2011 or early 2012. With this in mind, the Company has expanded its efforts to update, improve and add other diagnostic technologies to Predictor. These efforts, and the costs associated with them, will continue throughout 2011.
Despite the ongoing challenging economic environment, the Company, through internal and external investments, is well positioned to capitalize on opportunities to grow revenues and earnings. With the strongest balance sheet in the Company's history, including $3.96 million in cash and $8.77 million in working capital, we remain both optimistic and confident in our ability to leverage these strengths in our current as well as other synergistic markets."

About Arrhythmia Research Technology, Inc.

The Company through its wholly-owned subsidiary, Micron Products, Inc., manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. Micron's MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. MIT manufactures custom injection molded products for medical, electronic, industrial and consumer applications, and provides high end mold design, manufacturing and precision machining for various industries. The Company's wholly-owned subsidiary, RMDDxUSA Corp. and its Canadian subsidiary, RMDDx Corporation, is a development stage organization dedicated to the development and commercialization of medical devices and services, medical information technology, medical diagnostics and remote patient monitoring through wireless, internet and telecommunication technologies. The Company's products also include a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com                 http://www.micronproducts.com
http://www.micronintegrated.com            http://www.RMDDx.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices and our ability to offset higher costs with price increases; the costs inherent with complying with new statutes and regulations; variability of customer delivery requirements; our ability to efficiently integrate future acquisitions and other new lines of business that the Company may enter in the future. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.